Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 557-6810

ENABLE MIDSTREAM PARTNERS, LP REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

•	Distributable cash flow increases 17 percent compared to pro forma second quarter 2013

•	Distributions of $.2464/unit or $.2950/unit on a full-quarter basis, a 2.6 percent increase over the minimum quarterly distribution

•	NGL production increases 19 percent compared to pro forma second quarter 2013

•	Extends multiple firm transportation contracts on EGT with volumes of over 200,000 dekatherms per day

OKLAHOMA CITY (August 5, 2014) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial results for second quarter 2014. The Partnership’s Adjusted EBITDA for second quarter 2014 was $211 million, an increase of $13 million, or 7 percent, compared to $198 million for pro forma second quarter 2013.

Distributable cash flow (DCF) for second quarter 2014 was $159 million, an increase of $23 million, or 17 percent, compared to $136 million for pro forma second quarter 2013.

Operating income for second quarter 2014 was $138 million, an increase of $16 million, or 13 percent, compared to $122 million for pro forma second quarter 2013. Net income attributable to the Partnership was $120 million for second quarter 2014 compared to $1.35 billion for pro forma second quarter 2013. Pro forma second quarter 2013 net income was impacted by the recognition of $1.24 billion of outstanding current income tax liabilities and deferred income tax assets and liabilities as a result of the conversion to a partnership.

Pro forma second quarter 2013 results are included in this press release to provide the basis for comparison of quarterly results since second quarter 2013 historical results do not include Enogex LLC for the month of April 2013.

MANAGEMENT PERSPECTIVE

“During the second quarter, we saw continued rich gas volume growth from strong producer activity in the Anadarko basin, particularly in the SCOOP play,” said Lynn Bourdon, Enable Midstream’s CEO. Bourdon added that demand also remains strong for Enable’s natural gas transportation pipelines with over 200,000 dekatherms per day of firm transportation capacity renewed on the EGT system during the quarter.

“As we move forward, we plan to execute on our growth plans and deliver superior unitholder returns while remaining focused on our values of safety, integrity, customer service, accountability and teamwork,” he said.

FINANCING HIGHLIGHTS

In May, Enable issued $1.65 billion of senior notes, establishing benchmark securities in the 5, 10 and 30-year space with a weighted-average coupon of 3.8% across all maturities. The offering was used to refinance outstanding term loans and pre-fund a scheduled July maturity of senior notes. The $1.65 billion debt offering followed the successful initial public offering in April of $575 million in common units, including the underwriters’ exercise of their over-allotment option.

As of June 30, 2014, the partnership had access to $1.4 billion of available capacity under its revolving credit facility.

ADDITIONAL BUSINESS HIGHLIGHTS

Producer activity remains strong around Enable’s footprint. Based on rig estimates from Drillinginfo, approximately 400 rigs were active in the counties in which Enable operates or has announced plans to operate as of July 27, 2014. Enable also continues to contract additional acreage dedications with SCOOP-area acreage dedications now totaling approximately 1 million gross acres.

To accommodate increased rich gas production, Enable continues to invest in processing infrastructure. During the quarter, the Clinton Plant was connected to the super-header processing system, increasing system flexibility and enhancing optimization opportunities. Enable also recently announced upgrades to the Cox City Plant which will improve efficiencies and better serve SCOOP-area producers.

In the Transportation and Storage segment, Enable Oklahoma Intrastate Transmission, LLC signed a long-term firm transportation contract to serve Grand River Dam Authority’s planned 495-megawatt combined cycle power plant. Enable also acquired an additional 24.95% interest in SESH from CenterPoint Energy during the quarter which is projected to be accretive to DCF and per-unit distributions

KEY OPERATING STATISTICS

Natural gas gathering volumes were 3.41 TBtu/d in the second quarter of 2014, a decrease of 5 percent compared to 3.58 TBtu/d for pro forma second quarter 2013. The decrease in gathering volumes is due primarily to lower gathering volumes on the Ark-La-Tex and Arkoma systems partially offset by higher gathering volumes on the Anadarko system resulting from increased production from the liquids-rich SCOOP and Mississippi Lime plays. Much of the decrease on the Ark-La-Tex and Arkoma systems will be offset by payments under minimum volume commitment contracts.

Natural gas processed volumes were 1.55 TBtu/d in the second quarter of 2014, an increase of 9 percent compared to 1.42 TBtu/d for pro forma second quarter 2013. The increase in volumes is primarily related to processed volume growth on the Anadarko system, including growth from the SCOOP and Mississippi Lime plays.

Gross NGL production was 69.5 MBbl/d in the second quarter of 2014, an increase of 19 percent compared to 58.2 MBbl/d for pro forma second quarter 2013 volumes. The increase in volumes is primarily related to Anadarko processed volume growth, including rich gas growth from the SCOOP and Mississippi Lime plays.

Crude oil gathered volumes were 1.6 MBbl/d in the second quarter of 2014. Enable Midstream’s first crude gathering system commenced initial operations in November 2013.

Interstate transportation firm contracted capacity was 7.63 Bcf/d in the second quarter of 2014, a decrease of less than 1 percent compared to 7.69 Bcf/d for pro forma second quarter 2013.

Intrastate transportation average throughput was 1.63 TBtu/d in the second quarter of 2014, an increase of 11 percent compared to 1.47 TBtu/d for pro forma second quarter

2013. The increase in throughput is primarily related to higher demand for off-system transportation services.

SECOND-QUARTER FINANCIAL PERFORMANCE

Gross margin was $349 million for second quarter 2014, an increase of $22 million compared to $327 million for pro forma second quarter 2013. Gathering and Processing gross margin was $203 million for second quarter 2014, an increase of $12 million compared to $191 million for pro forma second quarter 2013. The increase in Gathering and Processing gross margin is primarily a result of higher gathering and processing volumes on the Anadarko system. Transportation and Storage gross margin was $146 million for second quarter 2014, an increase of $10 million compared to $136 million for pro forma second quarter 2013. The increase in Transportation and Storage gross margin is primarily a result of increased off-system transportation revenues, higher rates on transportation services for local distribution companies and increased other firm transportation revenues.

Operation and maintenance expense was $129 million for second quarter 2014, an increase of $4 million compared to $125 million for pro forma second quarter 2013. The increase in operation and maintenance expense is primarily due to the costs incurred to operate as a standalone company and to new assets placed into service.

Depreciation and amortization expense was $69 million for second quarter 2014, an increase of $3 million compared to $66 million for pro forma second quarter 2013. The increase in depreciation and amortization expense is primarily due to additional assets placed into service, including the McClure Plant and the Bakken crude oil gathering system.

Taxes other than income taxes were $13 million for second quarter 2014, a decrease of $1 million compared to $14 million for pro forma second quarter 2013. The decrease in taxes other than income taxes is primarily due to lower ad valorem tax assessments partially offset by new assets placed into service

Interest expense, net was $16 million for second quarter 2014, an increase of $3 million compared to $13 million for pro forma first quarter 2013. The increase in interest expense, net is primarily due to higher debt balances.

Capital expenditures were $189 million for second quarter 2014, compared to $163 million for pro forma second quarter 2013. Expansion capital expenditures were $156 million for second quarter 2014, compared to $118 million for pro forma second quarter 2013. Maintenance capital expenditures were $33 million for second quarter 2014, compared to $45 million for pro forma second quarter 2013.

OUTLOOK

The partnership’s outlook for its volumes, distributable cash flow and per-unit distributions are displayed in the table below:

$ in millions, except volume numbers	2014			2015
Natural Gas Gathered Volumes (TBtu/d)	3.3	−	3.5	3.5	−	3.7
Natural Gas Processed Volumes (TBtu/d)	1.5	−	1.7	1.9	−	2.2
Crude Oil – Gathered Volumes (MBbl/d)	3.5	−	5.5	22.0	−	28.0
Adjusted EBITDA	$850	−	$890	$915	−	$985
Adjusted Interest Expense, net	$90	−	$80	$110	−	$100
Maintenance Capital	$190	−	$175	$190	−	$175
Distributable Cash Flow	$590	−	$610	$630	−	$690
Per-unit Distributions	Targeting 10% – 12% CAGR
Coverage Ratio	Approximately 1.10x – 1.20x
Guidance centered around the following price assumptions:
• Natural Gas (Henry Hub) at $4.39/MMBtu in 2014 and $3.89 in 2015
• Natural Gas Liquids Composite
• Mont Belvieu, Texas at $.87/gal in 2014 and $.83/gal in 2015
• Conway, Kansas at $.88/gal in 2014 and $.80/gal in 2015
• Natural gas liquids composite based on an assumed composition of 45%, 30%, 10%, 5%, and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively.
• Crude Oil (WTI) at $100/Bbl in 2014 and $96/Bbl in 2015

The partnership’s expectations for its expansion capital expenditures are displayed in the table below:

$ in millions	2014	2014	2016-2017	Total
Contracted Expansion(1)	$725 - $775	$800 - $1,000	$700 - $1,000	$2,225 - $2,775
Identified Opportunities(2)	$50 - $100	$200 - $400	$800 - $1,000	$1,050 - $1,500
Total	$775 - $875	$1,000 - $1,400	$1,500 - $2,000	$3,275 - $4,275

1.
Contracted Expansion includes gathering, compression and processing infrastructure to support projected volume growth from current contracts and acreage dedications, including infrastructure in the SCOOP, Bakken, Greater Granite Wash and Cotton Valley plays

2.	Identified Opportunities include:

•	Transportation and G&P projects in late-stage negotiation

•	Additional Bakken crude gathering expansions and Bakken gas gathering and processing

•	Anadarko gas gathering and processing expansions and Anadarko crude gathering

•	Transportation projects, including new end-user service and market access pipeline opportunities

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing second quarter results is scheduled today at 9:00 a.m. Eastern. The dial-in number to access the conference call is 866-952-1908 and the conference call ID is ENBLQ214. Investors may also listen to the call via the partnership’s website at http://investors.enablemidstream.com/. Replays of the conference call will be available on the partnership’s website.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable Midstream owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The company’s assets include approximately 11,000 miles of gathering pipelines, 12 major processing plants with approximately 2.1 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which the company owns 49.90 percent), approximately 2,300 miles of intrastate pipelines and eight storage facilities comprising 86.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

NON-GAAP FINANCIAL MEASURES

Enable Midstream has included the non-GAAP financial measures gross margin, Adjusted EBITDA and distributable cash flow in this press release based on information in its financial statements.

Gross margin, Adjusted EBITDA and distributable cash flow are supplemental financial measures that management and external users of Enable Midstream’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable Midstream’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable Midstream’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable Midstream’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of gross margin to revenues, Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest, and Adjusted EBITDA to net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated. Enable Midstream believes that the presentation of gross margin, Adjusted EBITDA and distributable cash flow provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, revenue, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA and distributable cash flow have important limitations as an analytical tool because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in Enable Midstream’s industry, its definitions of gross margin, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding Enable Midstream Partners’ strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forec ast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Enable Midstream’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Enable Midstream assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. Enable Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Enable Midstream’s actual results and plans could differ materially from those expressed in any forward-looking statements.

# # #

Enable Midstream Partners, LP
Condensed Combined and Consolidated Statements of Income
(unaudited)

	Historical
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In millions)
Revenues	$827	$612	$1,829	$873
Cost of Goods Sold, excluding depreciation and amortization	478	323	1,111	368
Operating Expenses:
Operation and maintenance	129	109	255	178
Depreciation and amortization	69	51	136	81
Taxes other than income taxes	13	13	27	22
Total Operating Expenses	211	173	418	281
Operating Income	138	116	300	224
Other Income (Expense):
Interest expense	(16)	(16)	(30)	(40)
Equity in earnings of equity method affiliates	4	4	7	9
Interest income—affiliated companies	—	1	—	8
Other, net	(5)	—	(5)	—
Total Other Income (Expense)	(17)	(11)	(28)	(23)
Income Before Income Taxes	121	105	272	201
Income tax expense (benefit)	—	(1,233)	1	(1,196)
Net Income	$121	$1,338	$271	$1,397
Less: Net income attributable to noncontrolling interest	1	1	2	1
Net Income attributable to Enable Midstream Partners, LP	$120	$1,337	$269	$1,396

Enable Midstream Partners, LP
Non-GAAP Financial Measures

	Historical
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In millions)
Reconciliation of Gross Margin to Revenue:
Revenues	$827	$612	$1,829	$873
Cost of goods sold, excluding depreciation and amortization	478	323	1,111	368
Gross margin	$349	$289	$718	$505

Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest:
Net income attributable to Enable Midstream Partners, LP	$120	$1,337	$269	$1,396
Add:
Depreciation and amortization expense	69	51	136	81
Interest expense, net of interest income	16	15	30	32
Income tax expense (benefit)	—	(1,233)	1	(1,196)
EBITDA	$205	$170	$436	$313
Add:
Loss on extinguishment of debt	4	—	4	—
Distributions from equity method affiliates (1)	4	8	6	17
Other non-recurring losses	2	3	—	3
Less:
Equity in earnings of equity method affiliates	(4)	(4)	(7)	(9)
Adjusted EBITDA	$211	$177	$439	$324
Less:
Adjusted interest expense, net (2)	(19)	(18)	(37)	(34)
Maintenance capital expenditures	(33)	(41)	(60)	(63)
Distributable cash flow	$159	$118	$342	$227
____________________
(1) Excludes $198 million in special distributions for the return of investment in SESH for the three and six month periods ended June 30, 2014.
(2) Adjusted interest expense, net excludes the effect of the amortization of the premium on Enogex’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

Enable Midstream Partners, LP
Non-GAAP Financial Measures (continued)

	Historical
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$186	$165	$292	$288
Interest expense, net of interest income	16	15	30	32
Net income attributable to noncontrolling interest	(1)	(1)	(2)	(1)
Income tax expense (benefit)	—	(1,233)	1	(1,196)
Deferred income tax benefit	2	1,233	1	1,195
Equity in earnings of equity method affiliates, net of distributions (1)	—	(4)	1	(8)
Other non-cash items	(10)	2	(6)	(1)
Changes in operating working capital which (provided) used cash:
Accounts receivable	(20)	(7)	31	18
Accounts payable	40	7	101	9
Other, including changes in noncurrent assets and liabilities	(8)	(7)	(13)	(23)
EBITDA	$205	$170	$436	$313
Add:
Loss on extinguishment of debt	4	—	4	—
Distributions from equity method affiliates (1)	4	8	6	17
Other non-recurring losses	2	3	—	3
Less:
Equity in earnings of equity method affiliates	(4)	(4)	(7)	(9)
Adjusted EBITDA	$211	$177	$439	$324
____________________
(1) Excludes $198 million in special distributions for the return of investment in SESH for the three and six month periods ended June 30, 2014.

Enable Midstream Partners, LP
Operating Data

	HIstorical
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Data:
Gathered volumes—TBtu	312	281	607	476
Gathered volumes—TBtu/d	3.41	3.07	3.35	2.62
Natural gas processed volumes—TBtu	141	98	272	127
Natural gas processed volumes—TBtu/d	1.55	1.07	1.50	0.70
NGLs produced—MBbl/d(1)(3)	69.47	42.95	67.39	26.60
NGLs sold—MBbl/d(1)(3)	73.75	43.50	69.98	26.88
Condensate sold—MBbl/d	4.28	2.00	4.71	1.06
Crude Oil - Gathered volumes—MBbl/d(2)	1.59	—	1.30	—
Transported volumes—TBtu	456	399	955	766
Transportation volumes—TBtu/d	4.97	4.34	5.26	4.21
Interstate firm contracted capacity—Bcf/d	7.63	7.69	7.83	7.83
Intrastate average deliveries—TBtu/d	1.63	0.96	1.60	0.48
____________________
(1) Excludes Condensate.
(2) Initial operation of the system began on November 1, 2013.
(3) NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

Enable Midstream Partners, LP
Supplemental Disclosures

Certain information contained in this release relates to periods that began prior to the acquisition of Enogex LLC (Enogex) by Enable Midstream Partners, LP. The Partnership believes that combined historical data with Enogex, along with certain pro forma adjustments, is relevant and meaningful, enhances the discussion of periods presented and is useful to the reader to better understand trends in the Partnership's operations. The pro forma adjustments, as discussed in the footnotes below, only give effect to events that are (1) directly attributable to the formation of the Partnership; (2) factually supportable; and (3) expected to have a continuing effect on the consolidated results of the Partnership.

The following information is for informational purposes only and should not be considered indicative of future results. The following pro forma financial data was derived from the Partnership's combined financial information, Enogex consolidated financial information and certain adjustments described below. Further, management does not believe that the pro forma financial data is necessarily indicative of the financial data that would have been reported by the Partnership had the acquisition of Enogex closed prior to the historical period presented, future results of the Partnership, or other transactions that resulted in the formation of the Partnership.

Enable Midstream Partners, LP
Unaudited Supplemental Pro Forma Condensed Combined Statement of Income
For the Three Months Ended June 30, 2013

	Enable Midstream Partners, LP Historical	Enogex Historical	Pro Forma Adjustments		Enable Midstream Partners, LP Pro Forma
	(In millions)
Revenues	$612	$166	$—		$778
Cost of goods sold, excluding depreciation and amortization	323	129	(1)	A	451
Operating Expenses:
Operation and maintenance	109	16	—		125
Depreciation and amortization	51	10	5	A	66
Taxes other than income tax	13	1	—		14
Total Operating Expenses	173	27	5		205
Operating income	116	10	(4)		122
Other Income (Expense):
Interest expense	(16)	(2)	(2)	C	(13)
			1	A
			6	B
Equity in earnings of equity method affiliates	4	—	(2)	E	2
Interest income—affiliated companies	1	—	(1)	B	—
Other, net	—	1	—		1
Total Other Income (Expense)	(11)	(1)	2		(10)
Income Before Income Taxes	105	9	(2)		112
Income tax expense (benefit)	(1,233)	—	(5)	D	(1,238)
Net Income	1,338	9	3		1,350
Less: Net income attributable to noncontrolling interest	1	—	—		1
Net Income attributable to Enable Midstream Partners, LP	$1,337	$9	$3		$1,349

Enable Midstream Partners, LP
Supplemental Disclosures (continued)

(A) This adjustment reflects the acquisition of Enogex on May 1, 2013:
Cost of Goods Sold, Excluding Depreciation and Amortization. The impact of recognizing liabilities for loss contracts at May 1, 2013 results in a reduction to cost of goods sold, excluding depreciation and amortization, of $1 million during the three months ended June 30, 2013.

Depreciation and Amortization. As a result of applying purchase accounting to the acquisition of Enogex, property, plant and equipment and identifiable intangible assets were recorded at their fair value, resulting in additional depreciation and amortization expense. The impact of the step-up on depreciation expense is $5 million during the three months ended June 30, 2013.

Interest Expense. The pro forma impact of the amortization of the premium, less the historical recognition of the premium, discount and deferred charges on interest expense, net of historical capitalized interest, is $1 million during the three months ended June 30, 2013.

(B) Interest Expense. This adjustment reflects the settlement on May 1, 2013 of certain notes receivable—affiliated companies and notes payable—affiliated companies with CenterPoint Energy and OGE Energy, historically held by the Partnership and Enogex, respectively, by a total of $5 million during the three months ended June 30, 2013.

(C) Interest Expense. This adjustment reflects the entrance into the $1.05 billion Term Loan Facility on May 1, 2013: this issuance results in an increase in interest expense of $2 million during the three months ended June 30, 2013.

(D) Income Tax Expense. Upon conversion to a limited partnership on May 1, 2013, the Partnership’s earnings are no longer subject to income tax (other than Texas state margin taxes) and are taxable at the individual partner level. The pro forma adjustment to income taxes for the three months ended June 30, 2013 removes $5 million of historical income tax expense.

(E) Equity in earnings of equity method affiliates. The 25.05% interest in SESH distributed to CenterPoint Energy results in a pro forma reduction to earnings of equity method affiliates of $2 million during the three months ended June 30, 2013.

Enable Midstream Partners, LP
Unaudited Supplemental Pro Forma Condensed Combined Statement of Income
For the Six Months Ended June 30, 2013

	Enable Midstream Partners, LP Historical	Enogex Historical	Pro Forma Adjustments		Enable Midstream Partners, LP Pro Forma
	(In millions)
Revenues	$873	$630	$1	A	$1,504
Cost of goods sold, excluding depreciation and amortization	368	489	(4)	A	853
Operating Expenses:
Operation and maintenance	178	63	—		241
Depreciation and amortization	81	37	20	A	138
Taxes other than income tax	22	8	—		30
Total Operating Expenses	281	108	20		409
Operating income	224	33	(15)		242
Other Income (Expense):
Interest expense	(40)	(11)	(7)	C	(25)
			4	A
			29	B
Equity in earnings of equity method affiliates	9		(4)	E	5
Interest income—affiliated companies	8		(8)	B	—
Other, net	—	10	—		10
Total Other Income (Expense)	(23)	(1)	14		(10)
Income Before Income Taxes	201	32	(1)		232
Income tax expense (benefit)	(1,196)	—	(42)	D	(1,238)
Net Income	1,397	32	41		1,470
Less: Net income attributable to noncontrolling interest	1	—	—		1
Net Income attributable to Enable Midstream Partners, LP	$1,396	$32	$41		$1,469

Enable Midstream Partners, LP
Supplemental Disclosures (continued)

(A) This adjustment reflects the acquisition of Enogex on May 1, 2013:
Revenue. The impact of removing the historical amortization and the historical recognition of deferred revenues at May 1, 2013 results in a net increase to revenue of $1 million during the six months ended June 30, 2013.

Cost of Goods Sold, Excluding Depreciation and Amortization. The impact of recognizing liabilities for Enogex loss contracts at May 1, 2013 results in a reduction to cost of goods sold, excluding depreciation and amortization, of $4 million during the six months ended June 30, 2013.

Depreciation and Amortization. As a result of applying purchase accounting to the acquisition of Enogex, property, plant and equipment and identifiable intangible assets were recorded at their fair value, resulting in additional depreciation and amortization expense. The impact of the step-up on depreciation expense is $20 million during the six months ended June 30, 2013.

Interest Expense. The pro forma impact of the amortization of the premium, less the historical recognition of the premium, discount and deferred charges on interest expense, net of historical capitalized interest, is $4 million during the six months ended June 30, 2013.

(B) Interest Expense. This adjustment reflects the settlement on May 1, 2013 of certain notes receivable—affiliated companies and notes payable—affiliated companies with CenterPoint Energy and OGE Energy, historically held by the Partnership and Enogex, respectively, by a total of $21 million during the six months ended June 30, 2013.

(C) Interest Expense. This adjustment reflects the entrance into the $1.05 billion Term Loan Facility on May 1, 2013: this issuance results in an increase in interest expense of $7 million during the six months ended June 30, 2013.

(D) Income Tax Expense. Upon conversion to a limited partnership on May 1, 2013, the Partnership’s earnings are no longer subject to income tax (other than Texas state margin taxes) and are taxable at the individual partner level. The pro forma adjustment to income taxes for the six months ended June 30, 2013 removes $42 million of historical income tax expense.

(E) Equity in earnings of equity method affiliates. The 25.05% interest in SESH distributed to CenterPoint Energy results in a pro forma reduction to earnings of equity method affiliates of $4 million during the six months ended June 30, 2013.

Enable Midstream Partners, LP
Unaudited Supplemental Condensed Combined Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	Historical	Pro Forma	Historical	Pro Forma
	2014	2013	2014	2013
	(In millions)
Revenues	$827	$778	$1,829	$1,504
Cost of Goods Sold, excluding depreciation and amortization	478	451	1,111	853
Operating Expenses:
Operation and maintenance	129	125	255	241
Depreciation and amortization	69	66	136	138
Taxes other than income taxes	13	14	27	30
Total Operating Expenses	211	205	418	409
Operating Income	138	122	300	242
Other Income (Expense):
Interest expense	(16)	(13)	(30)	(25)
Equity in earnings of equity method affiliates	4	2	7	5
Interest income—affiliated companies	—	—	—	—
Other, net	(5)	1	(5)	10
Total Other Income (Expense)	(17)	(10)	(28)	(10)
Income Before Income Taxes	121	112	272	232
Income tax expense (benefit)	—	(1,238)	1	(1,238)
Net Income	$121	$1,350	$271	$1,470
Less: Net income attributable to noncontrolling interest	1	1	2	1
Net Income attributable to Enable Midstream Partners, LP	$120	$1,349	$269	$1,469

Enable Midstream Partners, LP
Supplemental Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	Historical	Pro Forma	Historical	Pro Forma
	2014	2013	2014	2013
	(In millions)
Reconciliation of Gross Margin to Revenue:
Revenues	$827	$778	$1,829	$1,504
Cost of goods sold, excluding depreciation and amortization	478	451	1,111	853
Gross margin	$349	$327	$718	$651

Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest:
Net income attributable to Enable Midstream Partners, LP	$120	$1,349	$269	$1,469
Add:
Depreciation and amortization expense	69	66	136	138
Interest expense, net of interest income	16	13	30	25
Income tax expense (benefit)	—	(1,238)	1	(1,238)
EBITDA	$205	$190	$436	$394
Add:
Loss on extinguishment of debt	4	—	4	—
Distributions from equity method affiliates (1)	4	8	6	12
Other non-recurring losses	2	2	—	6
Less:
Equity in earnings of equity method affiliates	(4)	(2)	(7)	(5)
Gain on disposition	—	—	—	(10)
Adjusted EBITDA	$211	$198	$439	$397
Less:
Adjusted interest expense, net (2)	(19)	(17)	(37)	(30)
Maintenance capital expenditures	(33)	(45)	(60)	(73)
Distributable cash flow	$159	$136	$342	$294
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(1) Excludes $198 million in special distributions for the return of investment in SESH for the three and six month periods ended June 30, 2014.
(2) Adjusted interest expense, net excludes the effect of the amortization of the premium on Enogex’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

Enable Midstream Partners, LP
Supplemental Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	Historical	Pro Forma	Historical	Pro Forma
	2014	2013	2014	2013
Operating Data:
Gathered volumes—TBtu	312	328	607	661
Gathered volumes—TBtu/d	3.41	3.58	3.35	3.63
Natural gas processed volumes—TBtu	141	130	272	255
Natural gas processed volumes—TBtu/d	1.55	1.42	1.50	1.40
NGLs produced—MBbl/d(1)(3)	69.47	58.19	67.39	56.71
NGLs sold—MBbl/d(1)(3)	73.75	58.72	69.98	56.95
Condensate sold—MBbl/d	4.28	3.23	4.71	3.24
Crude Oil - Gathered volumes—MBbl/d(2)	1.59	—	1.30	—
Transported volumes—TBtu	456	445	955	961
Transportation volumes—TBtu/d	4.97	4.85	5.26	5.29
Interstate firm contracted capacity—Bcf/d	7.63	7.69	7.83	7.83
Intrastate average deliveries—TBtu/d	1.63	1.47	1.60	1.56
____________________
(1) Excludes Condensate.
(2) Initial operation of the system began on November 1, 2013.
(3) NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.